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                                                                  Exhibit 10.72


[LOGO]

March 11, 1998

Mr. Steven P. Erwin
P.O. Box 29046
Portland, OR 97296-9046

     Re:  Offer of Employment

Dear Steve:

On behalf of Foundation Health Systems, Inc. ('FHS'), I would like to confirm our offer to you for the exempt position of Executive Vice President and Chief Financial Officer for FHS. In this position you will report directly to the Chairman and Chief Executive Officer of FHS and will earn a monthly salary of at least $29,166.67. Associates are paid on a biweekly basis with 26 pay periods per year. Performance of each of the Company's Associates is generally reviewed on an annual basis, and any adjustment to salary is ordinarily made upon the completion of such performance review. Any adjustment to your compensation must be made by the Compensation and Stock Option Committee of the FHS Board of Directors (the "Committee"). You will be provided an automobile allowance of $1,000 per month, subject to normal payroll deductions, and subject to any changes to the FHS automobile allowance policy that may be made from time to time.

FHS will provide to you a one-time $125,000 loan (with interest accrued at the Prime Rate) payable by you upon demand in the event of voluntary termination of your employment or should the Company terminate you for cause. Following the completion of one year of active employment the principal and any accrued interest will be forgiven. Additionally, the loan will be forgiven during the first year of service if you depart from the Company involuntarily without cause, due to "Good Reason" following a change of control, or due to death or disability.

In addition, you will be eligible to participate in the Company's Executive Incentive Plan, as it may be modified from time to time by the Committee. Under the plan, bonus payments are dependent upon Company and individual performance measures. You will be eligible to participate in the plan beginning in 1998, with a target bonus opportunity of 70 percent of your base salary. The maximum bonus payable under provisions of the plan is 105 percent of base salary. Any bonus payout for 1998 will be prorated based on your hire date and will be paid in 1999 following outside audit of the Company's performance and determination of your success in accomplishing individual performance objectives. To be eligible for any bonus payment, you must be actively employed and on the Company


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OFFER LTR/STEVEN P. ERWIN
3/11/98


payroll at the time the bonus is paid. Bonus calculations are based on the base salary in effect on December 31st of the respective Plan Year. It is understood that the Committee and the Company will award bonus amounts, if any, as it deems appropriate consistent with the guidelines of the Plan. You acknowledge that in the event you are to be one of the top five highest paid executive officers of the Company for a given year under applicable federal securities laws, your bonus for that year, if any, will be subject to the Company's Performance Based 162(m) Plan in lieu of the Executive Incentive Plan.

The Company's management has recommended to the Committee that you be granted a stock option award. The Committee has approved that recommendation. The number of shares underlying the option will be 175,000 and the option will be granted on the terms and subject to the conditions of the Company's current form of stock option agreement. Under this 'mega-grant', shares will vest one-third per year until fully vested after three full years of active service. It is not anticipated that additional grants will be made during your first three years of employment. The `strike price' for the shares will reflect the stock price at the close of business on March 11, 1998. It is understood that any recommendations made by the Company's management for any subsequent years will be made consistent with your performance and relatively comparable to the awards made at that time to the executive management tier group of the Company. At all times, all stock option grants remain within the sole and absolute discretion of the Committee.

In addition to the foregoing, subject to your continued employment with the Company and plan provisions that currently allow benefits to become effective the first of the month following thirty (30) days of employment (May 1, 1998), you will be eligible to receive and/or participate in Company-offered benefits subject to plan criteria. You will receive under separate cover, information about Company benefits program's including group medical, dental, vision, life insurance, short-term and long-term disability insurance, 401(k), Company-recognized holidays, the employee stock purchase plan, tuition reimbursement and participation in our deferred compensation program. In our 401(k) plan, subject to IRS regulations, the Company will match your contribution at $.50 for every dollar contributed up to six percent (6%) of salary. In the deferred compensation plan you may defer up to 50 percent of your base compensation and up to 100 percent of your incentive compensation. The Company's Paid Time Off ("PTO") benefit will be provided to you for illness, vacation and personal time off. You will accrue PTO at a rate of 23 days per year between your date of hire and 120 months of service, and 25 days per year thereafter. The Company will also reimburse you for one athletic/health club membership. In case of a conflict between this summary and the official plan documents, the official Plan documents will always govern. In addition, the Company reserves the right to change, amend, or terminate the benefits plans at any time, with or without notice.


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OFFER LTR/STEVEN P. ERWIN
3/11/98

You will also be eligible to participate in the FHS Supplemental Executive Retirement Plan ("SERP"). Under provisions of the SERP you can vest and accrue a retirement benefit of up to 50 percent of your base salary plus incentive compensation. This benefit is integrated (offset) with other retirement benefits provided by the Company and with 50 percent of social security. The Company will provide you with six and one-half (6 1/2) years of service credit entering the plan and will credit you with 1.5 years of additional credit for each of your first three full years of active service. However, should you voluntarily leave the company during the first five years of employment or if you are terminated for cause during that same timeframe, you will forfeit all accelerated vesting credit (i.e. any credit in excess of one year of credit for each year of service).

Following acceptance of employment, please contact Jan Zlotowicz, Vice President Human Resources, at (818) 676-8002 to schedule your orientation. Enclosed are I-9 forms as well as the documentation required to complete the I-9 forms. We are required to verify your eligibility to work in the United States within three days of your start date. (A list of appropriate documentation can be found on the reverse side of the I-9 form).

The Company will provide you with an option of benefits targeted to assist you in relocating to the Los Angeles, California area. Attached you will find a copy of the Relocation Guideline that we agree is subject to modifications, to the Company's reasonable satisfaction, to meet the following relocation requirements particular to your relocation circumstances; your approval of the carrier used to move your household effects, additional insurance coverage, special moving provisions to cover specific items, up to six months of temporary living if necessary and two Company funded trips home per month during the period of temporary living. A "Relocation Benefits Modification Exhibit" is attached that further describes these approved modifications and additions to the Relocation Guideline and is hereby incorporated by reference.

To assist you in the sale of your current home, and in the purchase of a home in your new location, the Company will provide the following assistance:

SALE OF FORMER RESIDENCE
------------------------

-  Real estate transfer, excise, and sales tax.
-  Transfer stamp fees.
-  Abstract costs.
-  Legal fees.
-  Notary fees.
-  Escrow fees.
-  Lender or mortgage company service charges.
-  Loan repayment penalties paid by the seller.


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PAGE FOUR
OFFER LTR/STEVEN P. ERWIN
3/11/98

- In the event that title insurance must be provided to the buyer as accepted proof of the seller's good title, you will be reimbursed for the actual cost of insurance.
- If your house is sold through a recognized real estate agency, reimbursement for the Realtors' sales commission fee at the rate prevailing at that location, not to exceed 7.0 percent. No reimbursement will be made for commissions or expenses not actually incurred.
-  Environmental inspection and audit fees.

PURCHASE OF NEW RESIDENCE
-------------------------

-  Real estate transfer, excise and sales tax.
-  Legal fees related to title opinions and recording fees.
-  Credit verification.
- Loan application or origination fees that are customary in the destination location (not to exceed one percent of loan amount).
-  Inspections required to obtain a loan.
-  Abstracting fees if title insurance is not required.
- Title insurance, if required by the lending institution and/or title Service Company, paid in lieu of abstracting fees.
-  Loan discount charges (not to exceed 2 percent of loan amount).
-  One appraisal fee on the home conducted by a recognized appraisal agency.
-  Environmental inspection and audit fees.

Additionally, the Company will provide a one-time miscellaneous moving expense payment equal to one-half month base salary. This payment is intended to cover relocation expenses not specifically identified in our relocation policy.

Should you voluntarily leave the Company within one year from your date of hire for any reason, you will be responsible for reimbursing the Company within five business days of the date of your termination of your employment 50% of the total relocation expenses paid on your behalf. For purposes of this paragraph, termination by reason of death or disability will not be deemed to be voluntary termination.

At the end of the calendar year in which relocation expenses are incurred, your income will be "grossed-up" to recognize the federal, state and any local tax impact that may result from the relocation assistance provided. However, the miscellaneous moving expense payment is not subject to gross-up.

To assist you in tax preparation and financial planning activities, the Company will provide up to $5,000 reimbursement for expenses related to that activity. Additionally, the Company will provide a cellular phone for business use and remote computer hardware and full systems capability.


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PAGE FIVE
OFFER LTR/STEVEN P. ERWIN
3/11/98

The Company will provide you with protection in the event of the termination of your employment without "cause" (absent a change of control). Under the terms of this agreement "cause" is defined as clear and willful failure to perform your duties not resulting from complete or partial incapacity due to physical or mental illness or impairment, that continues after reasonable written notice and an opportunity to correct any such failure; gross misconduct or fraud; or conviction of, or a plea of "guilty" or "no contest" to a felony. In the event that your employment is terminated involuntarily without cause, and you agree and sign the Company's standard Confidential and General Release Agreement, you will be provided a severance package which will include a severance payment totaling twenty-four (24) months of base salary in effect at the date of your termination, but in no case less than two times your highest annual base salary in effect during your employment with FHS, together with all other severance benefits payable under the "Separation Agreement and Release of Claims". Payment of base salary under provisions of the severance package will be made on a salary continuation basis until the sum of twenty-four (24) months of base salary is paid in full. During this period of severance payment, should you elect to continue your medical benefits, the Company will pay the premium to provide you and your dependents medical and dental coverage under COBRA, or if not available under COBRA, some other plan substantially similar to that which the Company provided you as an active employee.

If within the first two years following a change of control, your employment is involuntarily terminated by the Company without cause, as defined above, or should you voluntarily terminate your employment for "Good Reason", within thirty (30) days of your termination from the Company, you will be provided a change of control severance payment equal to three times your highest annual base salary earned at any time during your employment with FHS. The total change of control severance payments made to you will not exceed the Internal Revenue Code Section 280G limitations which impose penalty taxes and deduction limitations on "excess parachute payments". For the purposes of this agreement, "Good Reason" is defined as any one of the following: a demotion, a reduction in title, a reduction in base compensation including salary and bonus opportunity, a reduction in responsibility or authority, or a requirement to relocate your primary place of employment more than 50 miles. During the three-year period from and after the date of your termination of employment, the Company will also provide you and your covered dependents medical and dental coverage by paying the COBRA premium, if eligible under COBRA, or the premium to provide coverage substantially similar to that which the Company provided you as an active employee. Additionally, if within the first two years following a change of control, your employment is involuntarily terminated by the Company without cause or you voluntarily terminate your employment for "Good Reason", you will become fully vested in the SERP in the same manner as if you had been employed for 15 years and reached age 62. Additionally, any and all shares of FHS stock granted under the FHS Stock Option Program will become fully vested. In the event that a future change of control program is provided to the executive management tier group and


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PAGE SIX
OFFER LTR/STEVEN P. ERWIN
3/11/98


that program provides a benefit greater than that provided by this agreement, you will receive the improved benefit. If an improved program is made available, you will receive a revised document to reflect the changes.

You agree, through the signing of this letter, that your employment with the company is at the mutual consent of each employee and the Company and is an "at-will" employment relationship. Nothing in this letter is intended to guarantee your continued employment with the Company or employment for any specific length of time. While the Company hopes that your employment relationship will be mutually beneficial and rewarding, both you and the Company retain the right to terminate the employment relationship at will, at any time, with or without cause. The at-will nature of your employment with the Company cannot be modified or superseded except by a written agreement, approved by the Committee of the Board of Directors and signed by you and the Chief Executive Officer or President of FHS, that clearly and expressly specifies the intent to modify the at-will relationship. In accepting employment with the Company, you acknowledge that no Company representative has made any oral or written promise or representation contrary to this paragraph. Furthermore, you acknowledge that this paragraph represents the only agreement between you and the Company concerning the duration of your employment and the at-will nature of the employment relationship.

During your employment with the Company, you will have access to and become acquainted with certain proprietary and confidential information and practices ("Confidential Information"). Confidential Information includes all information that is not generally known to the Company's competitors and the public, and that has or could have commercial value to the Company's business. It includes, but is not limited to, customer information, customer lists, and pricing methodology.

In accepting employment with the Company, you acknowledge and agree that all documents, memoranda, reports, files, correspondence, lists and other written, electronic and graphic records affecting or relating to the Company's business that you may prepare, use, observe, possess or control (including, but not limited to, any materials containing Confidential Information) shall be and remain the Company's sole property, and you agree not to make use of or disclose to any third party any such material, confidential or otherwise, except for the benefit of the Company and in the course of your employment with the Company. If your employment is terminated (voluntary or otherwise), you agree to deliver to the Company within five business days of termination all written and/or graphic records affecting or relating to the Company's business, including but not limited to material containing Confidential Information.

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PAGE SEVEN
OFFER LTR/STEVEN P. ERWIN
3/11/98

You have agreed to certify that you have no other agreement, relationship, or commitment to any other person or entity that conflicts with your obligations to the Company under this offer letter. If you are unable to so certify, all such agreement(s) must be identified here:

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You agree not to use or disclose any Confidential Information or trade secrets of others, including all prior employers, in your work at the Company. Should a situation arise in which you believe that your job duties may lead to the use or disclosure of confidential information or trade secrets of another, you agree to notify Debra Taylor, or Dan Smithson in the Human Resources Department of the situation immediately.

Finally, this letter sets forth all the terms of this offer of employment. It supersedes all previous and contemporaneous oral and written communications and representations. To confirm your acceptance of these terms, please sign, date and return a copy of this letter, in the enclosed self addressed envelope. An additional copy of the offer letter is enclosed for your files.

Steve, we look forward to you joining our senior management team as scheduled effective March 11, 1998. Should you have any questions, prior to or during your employment, please feel free to contact me at (916) 631-5061.

Sincerely,


/s/ Danny O. Smithson
-----------------------------
Danny O. Smithson
Senior Vice President
Corporate Human Resources


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OFFER LTR/STEVEN P. ERWIN
3/11/98


I HEREBY ACCEPT AND AGREE TO THE TERMS OF THIS OFFER OF EMPLOYMENT AS OUTLINED ABOVE.

/s/ STEVEN P. ERWIN
---------------------------------
          SIGNATURE




cc: Jay Gellert

Enclosures: Relocation Guideline
            Relocation Benefits Modification Exhibit
            General Release
            I-9 Information